Exhibit 99.1

NEWS RELEASE

Contact: Jim Ogilvie, 800-874-6251 or 801-568-7000
Dynatronics Completes Acquisition of
Hausmann Industries
Dynatronics Enhances Presence in Physical Therapy and Athletic Training Markets

COTTONWOOD HEIGHTS, UT (April 4, 2017) – Dynatronics Corporation (NASDAQ: DYNT), today announced that it successfully closed the acquisition of substantially all of the assets of Hausmann Industries, Inc., a manufacturer of branded, high quality physical therapy and athletic training products located in Northvale, New Jersey.  The signing of this transaction was announced on March 22, 2017.
"The addition of Hausmann strengthens our position in the physical therapy and athletic training space," said Kelvyn Cullimore, Jr., Dynatronics' Chairman and CEO.  "We believe the combined business will create value for both our investors and the customers we serve."
Dynatronics expects the financial contribution of Hausmann to be material during the coming 12 months, and will provide further information regarding the transaction on its third quarter earnings call.
About Dynatronics
Dynatronics manufactures, markets and sells advanced-technology medical devices, orthopedic soft goods and supplies, treatment tables and rehabilitation equipment for the physical therapy, sports medicine, chiropractic and podiatry markets.  More information is available at www.dynatronics.com.
About Hausmann
Hausmann manufactures a full range of laminate treatment tables, stools, benches and cabinets to the physical therapy and athletic training markets.  The company offers its products exclusively to third-party dealers, primarily in the U.S.  More information is available at www.hausmann.com.
Cautionary Note on Forward-Looking Statements
This press release contains forward-looking statements.  Those statements include references to the company's expectations and similar statements.  Actual results may vary from the views expressed in the forward-looking statements contained in this release.  The development and sale of the company's products are subject to a number of risks and uncertainties, including, but not limited to, changes in the regulatory environment, competitive factors, inventory risks due to shifts in market demand, market demand for the company's products, availability of financing at cost-effective rates, and the risk factors listed from time to time in the company's SEC reports.